Exhibit 99.1

LendingTree, Inc. Announces Closing of Acquisition of Student Loan Hero

LendingTree completes acquisition of a leading online resource for student loan borrowers

CHARLOTTE, N.C., July 25, 2018 -- LendingTree, Inc. (NASDAQ: TREE) has announced that it has completed the previously announced acquisition of Student Loan Hero, Inc., a personal finance website dedicated to helping student loan borrowers manage their student debt. Student Loan Hero offers current and former students in-depth financial comparison tools, educational resources, and unbiased, personalized advice. The transaction closed on July 23, 2018.

For additional details on the transaction, please refer to the joint press release distributed by LendingTree and Student Loan Hero on July 13, 2018.

Inducement Grants
In connection with the acquisition of Student Loan Hero, on July 23, 2018, the company granted restricted stock unit awards to twenty-nine key employees of Student Loan Hero under its 2017 Inducement Grant Plan as a material inducement to entering into employment with the company.  The twenty-nine key employees were granted a total of 3,957 restricted stock units.  These restricted stock units will vest, if at all, over three years from the date of closing with one-third of the total award amount vesting each year. The awards provide for accelerated vesting in the event of certain events. The awards were approved in accordance with NASDAQ Listing Rule 5635(c)(4), which requires a public announcement of these awards.

About Student Loan Hero
Student Loan Hero combines easy-to-use tools with financial education to help the millions of Americans living with student loan debt manage and pay off their loans. Student Loan Hero has helped more than 200,000 borrowers manage and eliminate over $3.5 billion in student loan debt since 2012 and assists over 3.5 million people in becoming more financially healthy every year.

Student Loan Hero offers both current and former students free loan calculators and unbiased, personalized advice.

Founded in 2012 by CEO Andrew Josuweit, who himself had over $100,000 in student loans, Student Loan Hero operates on the belief that all loan help and recommendations should come with honesty and no hidden agenda.
For more information, visit www.studentloanhero.com.

About LendingTree, Inc.
LendingTree, Inc. (NASDAQ: TREE) operates the nation's leading online loan marketplace and provides consumers with an array of online tools and information to help them find the best loans for their needs.  LendingTree's online marketplace connects consumers with multiple lenders that compete for their business, empowering consumers as they comparison-shop across a full suite of loans and credit-based offerings.  Since its inception, LendingTree has facilitated more than 65 million loan requests.  LendingTree provides access to its network of over 500 lenders offering home loans, home equity loans/lines of credit, reverse mortgages, personal loans, auto loans, small business loans, credit cards, student loans, and more.
LendingTree, Inc. is headquartered in Charlotte, NC and maintains operations solely in the United States. For more information, please visit www.lendingtree.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
The matters contained in the discussion above may be considered to be "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team regarding the expected benefits from the acquisition. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: the retention of key employees of Student Loan Hero and the ability of the Company to successfully integrate Student Loan Hero to achieve expected benefits; ability to maintain brand recognition for both the Company and Student Loan Hero and to effectively leverage the LendingTree brand with the Student Loan Hero brand; ability to develop new products and services and enhance existing ones; competition; the potential effects of existing and new laws, rules or regulations; failure to maintain the integrity of systems and infrastructure through integration; and failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights. These and additional factors to be considered are set forth under "Risk Factors" in our Annual Report on Form 10-K for the period ended December 31, 2017 and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.